EXHIBIT (a)(23)

INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No.7 to Registration Statement No.33-37587 on Form 5-1 of Pruco Life Insurance Company of (a) our report dated March 15, 1996, relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiaries appearing in the Prospectus, which is part of this Registration Statement; (b) the use in Part II of this Registration Statement of our report dated March 15, 1996, relating to the financial statement schedules of Pruco Life Insurance Company and Subsidiaries listed in Item 16(b); and (c) the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
April 4,1996





                                      II-8